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                                                                      EXHIBIT 11

                               AHL SERVICES, INC.

                        COMPUTATION OF EARNINGS PER SHARE
                      (IN THOUSANDS, EXCEPT PER-SHARE DATA)
                                   (UNAUDITED)

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

                                                      THREE MONTHS ENDED                  SIX MONTHS ENDED
                                                           JUNE 30,                            JUNE 30,
                                                      ------------------                  -------------------
                                                      1998           1997               1998            1997
                                                   ----------     ----------         ---------      ---------
Income Applicable to Common Stock
---------------------------------
     Income before extraordinary items             $    2,657     $    1,454         $    4,391     $    2,105
     Extraordinary items, net of taxes                      -           (385)                 -           (385)
                                                   ----------     ----------         ----------     ----------
     Net income                                    $    2,567     $    1,069         $    4,391     $    1,720
                                                   ==========     ==========         ==========     ==========

Weighted Average Shares
-----------------------
     Common shares                                     13,610         10,853             13,607          9,679

     Common share equivalents applicable to
         stock options and warrants
         outstanding                                      610            251                556            216
                                                   ----------     ----------         ----------     ----------

     Weighted average common and common
         equivalent shares outstanding during
         the period                                    14,220         11,104             14,163          9,895
                                                    =========      =========         ==========     ==========
Per Share Amount
----------------
     Income before extraordinary items
                  Basic                            $     0.19     $     0.13         $     0.32     $     0.22
                                                    =========      =========         ==========     ==========
                  Diluted                          $     0.18     $     0.13         $     0.31     $     0.21
                                                    =========      =========         ==========     ==========

     Extraordinary items, net of taxes
                  Basic                            $        -     $    (0.04)        $        -     $    (0.04)
                                                    =========      =========         ==========     ==========
                  Diluted                          $        -     $    (0.04)        $        -     $    (0.04)
                                                    =========      =========         ==========     ==========
     Net income
                  Basic                            $     0.19     $     0.09         $     0.32     $     0.18
                                                    =========      =========         ==========     ==========
                  Diluted                          $     0.18     $     0.09         $     0.31     $     0.17
                                                    =========      =========         ==========     ==========

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